Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer
SYNERGETICS REPORTS INCREASES IN
THIRD QUARTER SALES AND NET INCOME
Reports Record Quarterly Net Income of $1.2 million from Operations
Balance Sheet Significantly Strengthened including $17.5 million in cash
O’FALLON, Mo. – (June 14, 2010) – Synergetics USA, Inc. (NASDAQ: SURG) (“Synergetics” or the “Company”), a medical device company that designs, manufactures, and markets innovative microsurgical instruments for ophthalmic and neurosurgical applications, today announced its results for the third quarter and nine months ended April 30, 2010. The Company reported an increase in the third quarter 2010 sales to $13.9 million and net income of $3.3 million, or $0.13 per diluted share, compared with the third quarter of fiscal 2009 of $13.1 million in sales, $458,000 in net income and $0.02 per diluted share, respectively.
“Synergetics reported increased sales due to higher demand for our disposable microsurgical products in both domestic and international markets and our higher sales to our marketing partners,” stated Dave Hable, President and CEO of Synergetics USA, Inc. “We also reported record net income from operations of $1.2 million ($0.05 per diluted share in our third fiscal quarter ended April 30, 2010 vs. in our third fiscal quarter ended May 4, 2009), due to our higher sales, improved gross profit and lower operating expenses.
“Our net income jumped to a record $3.3 million due in part to the gain from the settlement, license and supply agreements with Alcon, Inc. and affiliates (“Alcon”) of approximately $2.4 million ($0.06 per diluted share), and the estimated gain from the sale of the Omni® product line to Stryker Corporation (“Stryker”) of $893,000 ($0.02 per diluted share), that were completed during our third fiscal quarter. The cash generated from these transactions in addition to the cash flow from operations allowed us to pay down approximately $5.1 million in debt so far and strengthen our balance sheet by adding $17.0 million in cash as of April 30, 2010, since January 31, 2010. In addition, we expect our increased cash position and stronger balance sheet will provide the funding to expand our production capabilities, accelerate development efforts and to explore strategic opportunities.
“We are pleased that our gross profit and operating income increased substantially from last year. We continue to make progress in our operations since we transitioned our direct neurosurgical sales to our marketing partners, focused our research and development programs and implemented lean manufacturing initiatives. We remain focused on these programs to support our continued growth opportunities,” continued Mr. Hable.
Third Quarter Results
Third quarter 2010 sales rose 5.3% to $13.9 million compared with $13.2 million in the third quarter of 2009. The increase in third quarter sales from last year was due primarily to higher sales of disposal microsurgical products, including higher sales to our marketing partners Codman & Shurtleff, Inc. (“Codman”) and Stryker. Although sales of capital equipment product lines remained soft due to the weak economy and continued budget constraints for new capital goods purchases, higher sales of disposable products more than offset this decline.
•	Total ophthalmic sales rose 4.0% to $7.8 million in the third quarter of fiscal 2010 compared with $7.5 million in the third quarter of fiscal 2009. International ophthalmic sales increased 13.5% while domestic ophthalmic sales decreased 3.0%. The growth in international ophthalmic sales benefitted from expanded markets, higher volume sales of disposable products and price increases.

•	Total neurosurgical sales, including sales to marketing partners increased to $3.9 million in the third quarter of fiscal 2010 compared with $3.6 million in the third quarter of fiscal 2009. Direct neurosurgical sales declined to $2.0 million in the third quarter of fiscal 2010 compared with $3.6 million in the third quarter of fiscal 2009, primarily due to the transition of sales of neurosurgical products to Codman and Stryker under newly-signed marketing partner agreements. New sales to our
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SURG Announces Third Quarter Results

June 14, 2010
marketing partners totaled $1.8 million in the third quarter of fiscal 2010, more than offsetting the loss in direct neurosurgical sales. Codman began selling Synergetics’ proprietary disposable bipolar forceps in domestic markets effective December 1, 2009, and expanded sales to international markets effective February 1, 2010.

•	Total OEM sales rose 12.2% to $2.2 million compared with $2.0 million in the third quarter of fiscal 2009. There were no sales to Alcon in the third quarter of fiscal 2010. Sales to Alcon under the newly-signed agreements for certain Synergetics’ patented ophthalmic products are expected to begin in fiscal 2011.
Gross profit for the third quarter of fiscal 2010 rose to $8.0 million, or 57.9% of sales, compared with $7.4 million, or 56.2% of sales, in the same period in fiscal 2009. Gross profit as a percentage of net sales for the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009 increased approximately 2 percentage points, primarily due to the favorable change in mix to domestic sales from the increase in sales to our marketing partners and improved absorption of labor due to lean manufacturing initiatives.
Operating income for the third quarter of fiscal 2010 increased to $2.0 million compared with $879,000 in the third quarter of fiscal 2009. The increase in operating income benefited from higher gross profits and lower sales and marketing expenses as sales of neurosurgery products were transitioned to marketing partners.
Research and development (“R&D”) expenses rose to $886,000 in the third quarter of fiscal 2010 due partly to increased funding of the Pinnacle 360oTM (“Pinnacle”) forceps project and other focused R&D projects. The Pinnacle product line was launched in the third quarter. Pinnacle is a fully disposable line of hand-held instruments for retinal surgery that features an actuation grip allowing the surgeon to approach the retina from any angle. The Pinnacle products are being evaluated by a number of major accounts and the Company expects to report positive results in subsequent quarters.
“Our growth in neurosurgical sales highlights the potential of our expanded distribution network through our neurosurgery marketing partners,” noted Mr. Hable. “Marketing partner sales to Codman and Stryker have ramped up to $1.8 million during the third fiscal quarter since we signed the exclusive marketing agreements. We have partnered with the leading companies in the neurosurgical markets to sell our proprietary products. We expect sales to Codman and Stryker to build in future quarters as a result of these new agreements. We will also be working with Codman and Stryker on certain development projects. We are very enthusiastic about the potential of these new agreements and the opportunity to increase our neurosurgical market share through our marketing partners. With respect to our ophthalmic distribution network, including our current direct sales organization, we have no plans to eliminate this core company asset nor are we planning on transferring any of our ophthalmic business to marketing partners.
“The jump in our operating income this quarter demonstrates the leverage we have achieved by utilizing our marketing partners to sell and distribute our neurosurgical products,” continued Mr. Hable. “Our sales and marketing expenses are down almost 19% from the third quarter of last year while our gross margin improved approximately 2 points.”
Other income increased to $3.2 million in the third quarter of 2010 compared with other expense of $218,000 in the third quarter of 2009. The fiscal 2010 results included two one-time gains: $2.4 million from the gain on settlement with Alcon and an $893,000 estimated gain on the sale of the Omni® product line to Stryker.
The Company entered into a Settlement and License Agreement with Alcon pursuant to which Alcon paid $32.0 million to Synergetics. The net proceeds were $21.4 million after contingency payments to our attorneys. The Company recognized a gain from this agreement of $2.4 million in the third fiscal quarter of 2010. The remaining $19.0 million has been accounted for as an up-front fee under the License Agreement and will be deferred and recognized as earned over a period of up to fifteen years based upon the units shipped to Alcon under the Supply Agreement. Taxes due on the Alcon settlement will not be paid until fiscal 2011.
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SURG Announces Third Quarter Results

June 14, 2010
The Stryker agreement included the sale of accounts receivable, open sales orders, inventory and certain intellectual property related to the Omni® ultrasonic aspirator product line. The gain from the sale of this product line to Stryker was $893,000 in the third quarter of fiscal 2010, which was estimated based on the sale of certain inventory to Stryker and which is subject to change as additional information becomes available upon completion of the inventory transfers.
Third quarter 2010 net income increased to $3.3 million, or $0.13 per diluted share, compared with net income of $458,000, or $0.02 per diluted share, in the third quarter 2009. The growth in net income benefited from an improvement in gross profit, lower sales and marketing expenses, and the one-time effect of the income associated with the gain on the Alcon settlement and product line sale to Stryker.
Nine Months Results
Total net sales for the first nine months of 2010 were $39.0 million compared with $39.1 million in the same period of 2009. The decrease in sales from the prior year was due primarily to lower sales of capital equipment product lines in fiscal 2010 due to the soft economy in both domestic and international markets compared with fiscal 2009. However, disposable product sales offset a majority of the decline.
Net income for the first nine months of 2010 rose to $4.7 million, or $0.19 per diluted share, compared with $1.5 million, or $0.06 per diluted share, in the first nine months of 2009. The 2010 results included a $2.4 million gain on the settlement with Alcon and an $817,000 estimated gain on the sale of the Omni® product line to Stryker.
•	Total ophthalmic sales rose 3.5% to $23.1 million in the first nine months of fiscal 2010 compared with $22.3 million in the first nine months of fiscal 2009. International ophthalmic sales increased 11.3%; while domestic ophthalmic sales decreased 1.8%. The growth in international ophthalmic sales benefitted from expanded markets, a higher volume of disposable products and price increases.

•	Total neurosurgical sales, including sales to marketing partners, were down 3.0% to $10.0 million in the first nine months of fiscal 2010 compared with $10.4 million in the first nine months of fiscal 2009. Direct neurosurgical sales fell $2.6 million, or 25.0%, to $7.8 million in the first nine months of fiscal 2010 compared to the first nine months of fiscal 2009. This decline in neurosurgical sales was the result of the transition to Codman and Stryker under newly-signed marketing partner agreements. New sales to our marketing partners totaled $2.3 million of sales in the first nine months of fiscal 2010. These sales will continue to ramp up as the year progresses.

•	Total OEM sales were down slightly to $5.8 million compared with $6.0 million in the first nine months of fiscal 2009.
Conference Call Information
Synergetics USA, Inc. will host a conference call on Tuesday, June 15, 2010, at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 447-0521, confirmation code 26951171. For callers outside the U.S., the number is (847) 413-3238. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company’s website for approximately 30 days.
About Synergetics USA, Inc.
Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative microsurgical instruments, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform microsurgery around the world to provide a better quality of life for their patients.
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SURG Announces Third Quarter Results

June 14, 2010
Synergetics USA, Inc. (the “Company”) is a leading supplier of precision microsurgery instrumentation. The Company’s primary focus is on the microsurgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, microsurgical, hand-held instruments and the delivery of various energy modalities for the performance of less invasive microsurgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and oblation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2009, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
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SURG Announces Third Quarter Results

June 14, 2010
SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
Three and Nine Months Ended April 30, 2010 and May 4, 2009
(Dollars in thousands, except per share information)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	April 30, 2010	May 4, 2009	April 30, 2010	May 4, 2009
Net sales	$13,859	$13,161	$39,020	$39,059
Cost of sales	5,828	5,760	16,647	16,737

Gross profit	8,031	7,401	22,373	22,322

Operating expenses
Research and development	886	741	2,320	2,248
Sales and marketing expenses	2,896	3,557	9,200	10,740
General and administrative	2,204	2,224	6,286	6,385

	5,986	6,522	17,806	19,373

Operating income	2,045	879	4,567	2,949

Other income (expense)
Interest income	—	—	2	3
Interest expense	(113)	(219)	(412)	(622)
Settlement gain	2,398	—	2,398	—
Gain on sale of product line	893	—	817	—
Miscellaneous	(5)	1	23	(1)

	3,173	(218)	2,828	(620)

Income before provision for income taxes	5,218	661	7,395	2,329
Provision for income taxes	1,909	203	2,667	820

Net income	$3,309	$458	$4,728	$1,509

Earnings per share:
Basic	$0.13	$0.02	$0.19	$0.06

Diluted	$0.13	$0.02	$0.19	$0.06

Basic weighted-average common shares outstanding	24,701,260	24,470,755	24,579,928	24,454,483

Diluted weighted-average common shares outstanding	24,740,304	24,471,258	24,614,869	24,492,374

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SURG Announces Third Quarter Results

June 14, 2010
SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Income and EPS
Three and Nine Months Ended April 30, 2010 and May 4, 2009
(Dollars in thousands, except per share information)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	April 30, 2010	May 4, 2009	April 30, 2010	May 4, 2009
Income from Stryker gain	$893	$—	$817	$—
Income from Alcon settlement	2,398	—	2,398	—
Income from Operations	1,927	661	4,180	2,329

Total Income	$5,218	$661	$7,395	$2,329

Effective Tax Rate	36.6%	30.7%	36.1%	35.2%

Net Income from Stryker gain	$566	$—	$522	$—
Net Income from Alcon settlement	1,521	—	1,533	—
Net Income from Operations	1,222	$458	2,673	$1,509

Total Net Income	$3,309	$458	$4,728	$1,509

Average weighted shares outstanding	24,701,260	24,470,755	24,579,928	24,454,483

Earnings per share from Stryker gain	$0.02	$0.00	$0.02	$0.00
Earnings per share from Alcon settlement	$0.06	$0.00	$0.06	$0.00
Earnings per share from Operations	$0.05	$0.02	$0.11	$0.06

Total Earnings per share	$0.13	$0.02	$0.19	$0.06

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SURG Announces Third Quarter Results

June 14, 2010
SYNERGETICS USA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of April 30, 2010 (Unaudited) and July 31, 2009
(Dollars in thousands, except share information)

	April 30, 2010	July 31, 2009
Assets
Current Assets
Cash and cash equivalents	$17,458	$160
Accounts receivable, net of allowance for doubtful accounts of $266 and $330, respectively	11,216	9,105
Inventories	13,176	15,025
Prepaid expenses	610	416
Deferred income taxes	646	654

Total current assets	43,106	25,360
Property and equipment, net	7,709	7,914
Goodwill	10,690	10,690
Other intangible assets, net	12,548	13,135
Patents, net	969	918
Cash value of life insurance	63	63

Total assets	$75,085	$58,080

Liabilities and Stockholders’ Equity
Current Liabilities
Excess of outstanding checks over bank balance	$—	$75
Lines-of-credit	—	5,035
Current maturities of long-term debt	1,389	1,856
Current maturities of revenue bonds payable	249	249
Accounts payable	1,849	1,822
Accrued expenses	2,006	2,874
Income taxes payable	1,655	37
Deferred revenue	400	—

Total current liabilities	7,548	11,948

Long-Term Liabilities
Long-term debt, less current maturities	1,092	2,665
Revenue bonds payable, less current maturities	3,239	3,414
Deferred revenue	18,630	—
Deferred income taxes	1,480	1,923

Total long-term liabilities	24,441	8,002

Total liabilities	31,989	19,950

Commitments and contingencies
Stockholders’ Equity
Common stock at April 30, 2010 and July 31, 2009, $0.001 par value, 50,000,000 shares authorized; 24,704,841 and 24,454,256 shares issued and outstanding, respectively	25	24
Additional paid-in capital	24,749	24,520
Accumulated other comprehensive income	8	—
Retained earnings	18,314	13,586

Total stockholders’ equity	43,096	38,130

Total liabilities and stockholders’ equity	$75,085	$58,080

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